Exhibit 99.1
MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2008

FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. ANNOUNCES THIRD QUARTER 2008 RESULTS
SmartMusic subscriptions grow 30%
38% Increase in SmartMusic Revenue
Minneapolis — November 4, 2008 — MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the three months and nine months ended September 30, 2008. Net revenues for the three and nine months ended September 30, 2008 were $4,765,000 and $10,988,000, a 3% and 7% increase, respectively, compared to $4,621,000 and $10,295,000 for the same periods last year. The company also announced for the three and nine months ended September 30, 2008 net income of $971,000 and $11,000, or $0.21 and $0.00 per basic share and $0.20 and $0.00 per diluted share, respectively. These results represent a decrease compared to the reported net income of $1,030,000 and $161,000, or $0.25 and $0.04 per basic share and $0.22 and $0.04 per diluted share, respectively, for the same periods last year.
The increase in net revenue during the third quarter and first nine months of the year was attributable to continued growth in SmartMusic® revenue. SmartMusic revenue includes revenue from SmartMusic subscriptions and accessories related to the SmartMusic product. Total SmartMusic revenue increased by $311,000, or 38%, to $1,133,000 for the three months ended September 30, 2008 compared to same period in 2007. Total SmartMusic revenue for the nine-month period ended September 30, 2008 increased by $894,000, or 45%, to $2,874,000 compared to the first nine months in 2007.
SmartMusic® subscriptions increased to 98,119 as of September 30, 2008, a 30% increase over the September 30, 2007 subscription count of 75,741. As a result of the increased base of subscriptions, SmartMusic subscription revenue continues to represent an increasing share of the company’s revenue and was $766,000 for the three months ended September 30, 2008, a 43% increase over subscription revenue of $536,000 during the same period in 2007. Subscription revenue was $2,216,000 for the nine months ended September 30, 2008, a 50% increase over subscription revenue of $1,473,000 during the same period in 2007.

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2008

The following table illustrates the net new SmartMusic subscription data for the quarter July 1, 2008 through September 30, 2008:

					3 months
					ended
					9/30/2008
7/1/2008	New	Renewed	Subscriptions	9/30/2008	Net New
Subscriptions	Subscriptions	Subscriptions	Ended	Subscriptions	Subscriptions

95,632	20,347	20,017	37,877	98,119	2,487
Renewed subscriptions are defined as those subscriptions that customers purchase within the two month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription. This subscription data will be reported on a quarterly basis in the future as the Company believes this definition reflects the renewal rate of SmartMusic subscriptions.
Total educators using SmartMusic reached 9,165 as of September 30, 2008, a 33% increase over 6,901 educator accounts in the prior year. The number of educators that had issued a SmartMusic assignment as of September 30, 2008 was 827 compared to 503 as of September 30, 2007. The number of Impact teachers, defined as teachers who are using Impact to deliver and manage student assignments to 50 students or more, was 247 as of September 30, 2008 and the average number of student subscriptions per Impact teacher was 46. As of September 30, 2007, we reported 159 Impact teachers and an average number of student subscriptions per teacher of 44. Finally, the number of SmartMusic site licenses rose by 92 from June 30, 2008 through September 30, 2008, to reach a total of 189 as of the end of the third quarter.
Commenting on third quarter SmartMusic results, John Paulson, founder and co-CEO stated, “We are encouraged by the growth year over year in educator accounts since these accounts have the potential for sizeable growth in student subscriptions. However, this growth is dependent upon teachers increasing their utilization of Impact as the means to set up their classes, enroll students and issue frequent SmartMusic assignments. To date, there are not enough teachers who have actively utilized Impact to reflect a significant growth rate in subscriptions and this is contributing to student subscriptions lagging behind our expectations.”
“There is evidence, however, that the target business model is emerging,” continued Paulson. “As of September 30, 2008, 9% of the teachers who have purchased SmartMusic have utilized Impact and they have approximately 32,000 students receiving SmartMusic assignments. The total subscriptions associated with these Impact accounts are slightly over 30,000.”

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2008

“To accelerate the adoption of this target business model, we intend to increase the focus of our direct sales force on existing SmartMusic teachers that have not yet utilized Impact in their curriculum, as well as develop a training program to assist teachers in getting started with SmartMusic and Impact,” stated Ron Raup, co-CEO. “In addition, our development efforts will be focused on improving and simplifying the SmartMusic purchase processes, Impact class set-up, student Impact enrollment and SmartMusic assignments. The overall objective is to make these processes easy and intuitive for both teachers and students.”
Notation revenue decreased by $153,000 to $3,361,000 when comparing the three-month periods ended September, 2008 and 2007, and decreased by $274,000 to $7,542,000 when comparing the nine-month periods ended September 30, 2008 and 2007. Notation revenue decreases are due to product release cycles. Notation revenue for the three and nine months ended September 30, 2007 included the release of Allegro® 2007 as well as higher sales from the release of Finale Songwriter® which was released late in 2006. New versions of these products have historically been released biannually.
“While we continue to see stability in our direct sales of Finale products, sales through our channel partners lag behind the previous year,” stated Raup. “We believe this weakening of sales can be attributed to overall worldwide economic conditions, and is not due to loss of market share. We anticipate ongoing weakness until economic conditions improve.”
Gross profit for the three-month period ended September 30, 2008 increased by $155,000 to $4,039,000 compared to the three months ended September 30, 2007, and improved by $562,000 to $9,313,000 for the nine months ended September 30, 2008 compared to the same period in 2007. The increase in gross profit for the three and nine months ended September 30, 2008 is primarily due to the increase in revenues.
Operating expenses for the three- and nine-month periods ended September 30, 2008 were $3,082,000 and $9,346,000, respectively, a 7% and 8% increase from $2,881,000 and $8,673,000 for the same periods last year. Development expenses for the three and nine months ended September 30, 2008 increased by $170,000 and $449,000, respectively, when compared to the same periods last year. Development expenses were higher due to staff increases necessary to achieve goals relating to simplification of the SmartMusic enrollment and purchase processes and improvement to our systems infrastructure. Sales and marketing expenses increased by $171,000 and $351,000 for the three- and nine-month periods ended September 30, 2008, respectively, when compared to the same periods last year due to expansion of our direct sales initiative.
General and administrative expenses decreased by $140,000 and $127,000 for the three- and nine-month periods ended September 30, 2008, respectively, when compared to the same periods last year. General and

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2008

administrative costs decreased primarily as a result of lower consulting expenses. Consulting expenses were higher in 2007 due to Sarbanes Oxley 404 implementation and the adoption of FIN48, which occurred in the first quarter of 2007.
During the nine-month period ended September 30, 2008 cash provided by operating activities was $1,152,000 compared to $1,101,000 in the comparable period of 2007. The increase in cash generated in the first nine months of 2008 compared to the same period in 2007 is primarily the result of the higher deferred revenue resulting from increased subscription activity partially offset by lower net income in the 2008 period. Net cash used in investing activities was $1,707,000 for the nine months ended September 30, 2008, versus $682,000 for the comparable period in 2007. The increase is primarily due to the increase in capitalization of software development, primarily for repertoire development, and increased investment in our business operating systems as we completed the server co-location project and expansion of our systems infrastructure to support our anticipated SmartMusic subscription growth. The company expects capitalized costs relating to repertoire development to decrease as we shift from concert band to orchestra titles, reduce the total number of titles being released annually, and redirect development responsibilities from external contractors to internal employees where possible.
Net cash provided by financing activities was $257,000 during the first nine months of 2008 and $545,000 during the first nine months of 2007. This change is primarily due to stock option and warrant activity.
The company will be hosting a conference call today, November 4, 2008 at 3:30 p.m. Central Standard Time to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 70649586.
A replay of the conference call will be available through November 11, 2008. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to enhance and transform the experience of making, teaching, learning, and performing music. For 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students, and publishers create, edit, audition, print, and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra, and choir and SmartMusic Impact™, a web-based grade book that makes it easy to manage, grade, and document assignments for every student. Further information about the company can be found at www.makemusic.com.

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2008

Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our intent to focus our direct sales force on existing SmartMusic teachers, develop training programs, and simplify purchase and enrollment processes, the potential effect of educator accounts on student subscription growth, our intent to report SmartMusic subscription renewals on a quarterly basis, and our expectations relating to development costs and investing activities. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, the impact of training programs and improved purchase and enrollment processes on the acceptance rate of our products, unexpected development costs or delays in implementing training programs, infrastructure improvements and changes to purchase and enrollment processes, our ability to hire and retain effective sales agents and successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:

MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months		9 Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007

Notation revenue	$3,361	$3,514	$7,542	$7,816
SmartMusic revenue	1,133	822	2,874	1,980
Other revenue	271	285	572	499

NET REVENUE	4,765	4,621	10,988	10,295

COST OF REVENUES	726	737	1,675	1,544

GROSS PROFIT	4,039	3,884	9,313	8,751

OPERATING EXPENSES:
Development expenses	1,182	1,012	3,466	3,017
Selling and marketing expenses	1,225	1,054	3,365	3,014
General and administrative expenses	675	815	2,515	2,642

Total operating expenses	3,082	2,881	9,346	8,673

INCOME (LOSS) FROM OPERATIONS	957	1,003	(33)	78

Other, net	14	28	50	85

Net income before income tax	971	1,031	17	163

Income tax expense	0	1	6	2

Net income	$971	$1,030	$11	$161

Income per common share:
Basic	0.21	0.25	0.00	0.04
Diluted	0.20	0.22	0.00	0.04

Weighted average common shares outstanding:
Basic	4,634,768	4,134,706	4,615,655	4,095,096
Diluted	4,939,271	4,597,115	4,983,017	4,537,427

MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars, except share data)

	September 30,
	2008	December 31,
	(Unaudited)	2007

Assets
Current assets:
Cash and cash equivalents	$5,743	$6,041
Accounts receivable (net of allowance of $47 and $38 in 2008 and 2007, respectively)	1,521	1,491
Inventories	495	332
Prepaid expenses and other current assets	321	211

Total current assets	8,080	8,075

Property and equipment, net	755	730
Capitalized software products, net	2,479	1,418
Goodwill	3,630	3,630
Other non-current assets	11	29

Total assets	14,955	13,882

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	58	57
Accounts payable	601	427
Accrued compensation	1,154	1,131
Other accrued liabilities	129	184
Post contract support	169	169
Reserve for product returns	367	365
Current portion of deferred rent	28	26
Deferred revenue	2,063	1,702

Total current liabilities	4,569	4,061

Capital lease obligations, net of current portion	89	132
Deferred rent, net of current portion	48	69

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000 Issued and outstanding shares — 4,635,529 and 4,517,803 in 2008 and 2007, respectively	46	45
Additional paid-in capital	65,634	65,017
Accumulated deficit	(55,431)	(55,442)

Total shareholders’ equity	10,249	9,620

Total liabilities and shareholders’ equity	$14,955	$13,882

MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	9 Months
	Ended September 30,
	2008	2007

Cash flows from operating activities
Net income	$11	$161
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	631	462
Stock option compensation	318	247
Net change in assets and liabilities:
Accounts receivable	(30)	181
Inventories	(163)	(23)
Prepaid expenses and other current assets	(101)	68
Accounts payable	174	(21)
Accrued liabilities and product returns	(49)	(259)
Deferred revenue	361	285

Net cash provided by operating activities	1,152	1,101

Cash flows from investing activities
Purchases of property and equipment	(328)	(172)
Capitalized development and other intangibles	(1,379)	(510)

Net cash used in investing activities	(1,707)	(682)

Cash flows from financing activities
Proceeds from stock options and warrants exercised	299	570
Payments on capital leases	(42)	(25)

Net cash provided by financing activities	257	545

Net increase (decrease) in cash and cash equivalents	(298)	964
Cash and cash equivalents, beginning of period	6,041	3,130

Cash and cash equivalents, end of period	$5,743	$4,094

Supplemental disclosure of cash flow information
Interest paid	$11	$13
Income taxes paid	0	2
Other non-cash investment and financing activities
Equipment acquired under capital lease	0	203
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